FOR IMMEDIATE RELEASE

CYTOMEDIX COMPLETES THE SECOND TRANCHE OF THE $35 MILLION CONVERTIBLE DEBT FINANCING WITH DEERFIELD MANAGEMENT COMPANY

GAITHERSBURG, Maryland – June 26, 2014 – Cytomedix, Inc. (OTCQX: CMXI), a leading developer of biologically active regenerative therapies, today announced receipt, following satisfaction of closing conditions, of the second tranche of the gross proceeds in the amount of $26 million (for a total $35 million) in convertible debt financing from certain investment funds managed by Deerfield Management Company, L.P. Under the terms of the Facility Agreement dated as of March 31, 2014, Deerfield agreed to provide to the Company up to $35 million in financing through a senior secured convertible debt facility. The commitment consisted of two separate tranches, of which the first $9 million was received upon initial closing of the transaction on March 31, 2014. The second tranche in the gross amount of $26 million was completed as anticipated. As previously disclosed, the notes have a fixed conversion price of $0.52 per share. Following the retirement of debt and payment of certain expenses associated with the closing of the second tranche, the net proceeds to the Company were approximately $22.1 million.

“The successful completion of this financing with Deerfield will allow us to proceed with the implementation of our commercial strategy to provide a therapeutic and cost effective alternative for patients suffering with chronic wounds,” said Martin Rosendale, Cytomedix Chief Executive Officer. “We continue to believe that AutoloGel’s efficacy across a wide range of wound types combined with our recently granted Medicare coverage, provides a tremendous opportunity for patients, caregivers and the Company. We are appreciative of Deerfield’s commitment to Cytomedix and highly value their now increased and significant financial partnership with us.”

About AutoloGel

The AutoloGel System utilizes a proprietary unique technology that enables the rapid isolation and activation of PRP from a patient's own blood. The PRP is subsequently processed to produce a bioactive gel for application to the wound bed, re-establishing a balance needed for natural healing to occur. In normal healing, platelets migrate from the blood into the wound site where they serve as the primary source of growth factors for effective wound healing. In chronic wounds, blood supply may be impaired and the delivery of platelets is impeded, disallowing adequate concentrations of growth factors. The AutoloGel System is used at the point-of-care and is the only PRP system cleared by the U.S. Food and Drug Administration for use on exuding wounds, such as leg ulcers, pressure ulcers and diabetic ulcers, and for the management of mechanically or surgically-debrided wounds. Cytomedix's clinical studies have shown that AutoloGel rapidly and more effectively improved healing compared with control-treated wounds. This has been demonstrated in a variety of clinical studies including a systematic review of 21 comparison studies and a number of other observational and case series publications as well.

About Cytomedix

Cytomedix, Inc. is an autologous regenerative therapies company commercializing innovative platelet technologies for wound care. The Company markets the AutoloGel(TM) System, a device for the production of autologous platelet rich plasma ("PRP") gel for use on a variety of exuding wounds. For additional information please visit cytomedix.com.

Safe Harbor Statement

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix' actual results may differ materially due to a number of factors, many of which are beyond Cytomedix' ability to predict or control, including among many others, the Company's ability to successfully undertake the commercial launch of AutoloGel™ system, and to execute on its strategy to market this system as contemplated. To the extent that any statements made here are not historical, these statements are essentially forward-looking. The Company uses words and phrases such as "believes", "forecasted," "projects," "is expected," "remain confident," "will" and/or similar expressions to identify forward-looking statements in this press release. Undue reliance should not be placed on forward-looking information. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. Additional risks that could affect future operating results are more fully described in Company U.S. Securities and Exchange Commission filings, including the Annual Report for the year ended December 31, 2013, and other subsequent filings. These filings are available at www.sec.gov.

Contacts:
Cytomedix, Inc.	Investors
Martin Rosendale, Chief Executive Officer	Andrew McDonald Ph.D.
Steven A. Shallcross, EVP/Chief Financial Officer	LifeSci Advisors, LLC
(240) 499-2680	andrew@lifesciadvisors.com
(646) 597-6987

# # #